2010 Revenue Increases 20.3% to $17.5 Million, 4th Consecutive Year of Record Growth, 16th Consecutive Profitable Quarter

New Products Position Company for Significant Growth

FAIRFIELD, NEW JERSEY (February 16, 2011) — Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2010. The full-year results reflect the contribution of the new Business Intelligence unit, which was acquired from Moore Stephens Business Solution (MSBS) on April 12, 2010, and includes approximately $285,000 in acquisition expenses, which were reported in the first quarter of 2010.

Operational Highlights:

•	For the full year 2010 revenue was $17.5 million compared to $14.5 million for the full year 2009, an increase of 20.3%.

•	Continuing revenue (maintenance and ASP revenue from contracts) for the full year 2010 was $8.1 million, up 14.1% compared to $7.1 million for the full year 2009.

•	Operating income for 2010 was $2.2 million, inclusive of the $285,000 in non-recurring acquisition expense, compared to $3.3 million for 2009.

•	The Company’s balance sheet remains strong with stockholders’ equity at a record $15.2 million as of December 31, 2010. The Company completed the 2010 year with $5.9 million in cash, $5.0 million in working capital and no long-term debt.

•	Released 15 additional jurisdictions for its latest NexGen product which supports the rate, quote, issuance, subsequent transactions, and statistical reporting of ISO®’s Commercial Auto product. Since initial release in Q3 2010, the product now supports 40 states and the remaining 10 will be released by the end of Q1 2011.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Cover-All delivered its fourth consecutive profitable year, and the fourth year in a row of record revenues. We have built a business model that works extremely well for us.”

“In 2010, we announced that we were focusing on profitable growth, both organically and through mergers and acquisitions. In April, 2010 we acquired a company that was focused on the capabilities of Business Intelligence. In addition, we also invested in two exciting new products — Commercial Automobile and Commercial Package. These products were developed using our innovative NexGen technology built on our My Insurance Center platform. As we enter 2011, both of these new products as well as our new Business Intelligence product are nearing completion. We even have customers who have already signed contracts for each of these three products and are awaiting delivery, even though development of the products has not been completed.”

“Now, with the development of these new products, we have reached the point where we are essentially a new company without the limitations of legacy technology and a foundation to integrate additional capabilities through acquisition. Our Sales and Marketing team is expanding and will look to take advantage of these developments through an aggressive program focused on making 2011 a very outstanding year. We are marketing My Insurance Center and Business Intelligence as separate products as well as a combined offering. In addition to new customers, we expect strong upgrade and up-sell opportunities from our existing customer base for both products in 2011 and beyond.”

“We achieved what we said we would do at the beginning of 2010, namely building a more diversified engine for growth and investing in next-generation software to replace our legacy offering while continuing to record profitable results. For the first time in our history, we delivered four consistent quarters with earnings of at least $.02 per share per quarter. We are transitioning the business model of MSBS from a consulting model to our preferred model of license, contracted ongoing revenue and professional services, in line with our My Insurance Center offering. We believe that this will also improve our profit margins.”

“Today we have nearly completed the process of transforming Cover-All from what some have described as a smaller niche player to a robust organization that has the people, expertise and products to compete aggressively throughout the Property and Casualty marketplace. Although we are raising our profile as a ”new“ company with significant products available now to the marketplace, we are also building upon a strong balance sheet, demonstrated record of profitability and a reputation for delivering on our promises. This is an exciting time for Cover-All.”

Financial Results for the Year Ended December 31, 2010

Total revenues for the year ended December 31, 2010 were a record $17.5 million, compared to $14.5 million in 2009, an increase of 20.3%. License revenue was $2.3 million in 2010, compared to $4.1 million in 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $8.1 million in 2010, up 14.1% from $7.1 million in 2009. Professional services revenue in 2010 was $7.1 million, up 115.4% compared to $3.3 million for 2009.

Total expenses (cost of revenue and operating expenses) for 2010 were $15.3 million, up 36%, inclusive of $285,000 in non-recurring acquisition expense, compared to $11.2 million in 2009. Net income for 2010 was $3.0 million, or $0.12 per basic and diluted share (based on 24.8 million basic and 25.6 million diluted weighted average shares, respectively), compared to $3.9 million, or $0.16 per share (based on 24.6 million basic and 25.1 million diluted weighted average shares, respectively), for 2009. The Company recorded an income tax benefit of $0.8 million in 2010, offset by taxes of $63,000, for a net benefit of $737,000. The income tax benefit represented approximately $0.03 in earnings per share for both the 2010 fourth quarter and full-year period.

Mr. Roblin continued, “The Company has not simply upgraded the legacy ISO Commercial Auto product (and the new Commercial Package Product). Instead, we redesigned them from the ground up. When we deliver the final features of the NexGen Commercial Auto, for example, the feature set of our redesigned platform supports virtually all coverages, all coverage options, and all rating mechanisms within the ISO product itself. When combined with our integrated business intelligence products, this makes our platform compelling — and we believe even revolutionary — in the marketplace. These exciting new products were built using Cover-All’s innovative NexGen platform that enables us to create new insurance products in very short time frames enabling our customers to introduce differentiated products into the P&C insurance marketplace to expand market share.”

Financial Results for the Quarter Ended December 31, 2010

Total revenues for the three months ended December 31, 2010 were $4.3 million, compared to $6.2 million for the same period in 2009, a decrease of 29.6%. License revenue for the fourth quarter of 2010 was $563,000, compared to $3.7 million for the same period in 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was up 13.5% to $2.1 million for the fourth quarter of 2010, from $1.8 million in the same period in 2009. Professional Services revenue for the fourth quarter of 2010 was $1.7 million, up 146.1% compared to $696,000 for the same quarter in 2009.

Total expenses (cost of revenue and operating expenses) for the three months ended December 31, 2010 increased 17% to $4.1 million, from $3.5 million in the same quarter last year. Net income for the three months ended December 31, 2010 was $1.2 million, or $0.05 per share (based on 24.9 million basic and 25.8 million diluted weighted average shares, respectively), compared to net income of $3.3 million, or $0.13 per share (based on 24.6 million basic and 25.1 million diluted weighted average shares, respectively), in the same quarter of 2009.

Balance Sheet

Stockholders’ equity was $15.2 million as of December 31, 2010 compared to $11.5 million as of December 31, 2009. Total assets increased to $19.5 million as of December 31, 2010 compared to $15.0 million as of December 31, 2009. As of December 31, 2010, the Company had $5.9 million in cash, $5.0 million in working capital and no long-term debt.

Mr. Roblin concluded, “Our balance sheet remains strong and we have no long-term debt. We will continue our efforts to seek immediately accretive acquisitions that fit our business model. In addition, our pipeline of signed contracts (awaiting delivery) and interest is very strong as we expand and enhance our products with the goal to deliver organic revenue growth and profitability in 2011 and beyond.”

Conference Call Information

Management will conduct a live teleconference to discuss its 2010 fourth quarter and year end financial results at 4:30 p.m. ET on Wednesday, February 16, 2011. Anyone interested in participating should call 1-877-941-4776 if calling from the United States, or 1-480-629-9762 if dialing internationally. A replay will be available until February 23, 2011, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4410637 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00008180.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry — first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value. With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance CenterTM (MIC) and Insurance Policy DatabaseTM (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010, and Post-Effective Amendment No. 1 to Form S-1 (File No. 333-156397) filed with the SEC on May 7, 2010, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

The following is a summary of operating highlights for the three and twelve months ended December 31, 2010 and 2009, respectively, and the consolidated balance sheet as of December 31, 2010 and 2009, respectively:

Cover-All Technologies Inc. and Subsidiaries
Operating Highlights

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Licenses	$563,025	$3,653,972	$2,288,202	$4,138,252
Maintenance	1,421,245	1,246,955	5,545,142	4,987,218
Professional Services	1,709,933	696,065	7,069,715	3,281,973
Applications Service Provider Services	644,881	573,645	2,553,766	2,107,949
Total Revenues	4,339,084	6,170,637	17,456,825	14,515,392

Costs and Expenses:
Cost of Sales	3,079,985	2,656,059	10,817,331	7,760,267
Sales and Marketing	303,904	217,533	1,423,656	906,074
General and Administrative	450,567	453,010	1,901,673	1,674,445
Acquisition Costs	—	—	285,240	—
Research and Development	309,504	221,088	847,496	890,951
Other Expense (Income), Net	(10,510)	(2,436)	(43,477)	(44,754)
Interest Expense (Income), Net	4,297	(88)	10,053	(6,172)
Total Costs and Expenses	4,137,747	3,545,166	15,241,972	11,180,811
Income Before Income Taxes	$201,337	$2,625,471	$2,214,853	$3,334,581
Income Tax Expense	(1,016,009)	(641,811)	(736,933)	(582,325)
Net Income	$1,217,346	$3,267,282	$2,951,786	$3,916,906
Basic Earnings Per Common Share	$0.05	$0.13	$0.12	$0.16
Diluted Earnings Per Common Share	$0.05	$0.13	$0.12	$0.16

Cover-All Technologies Inc. and Subsidiaries
Consolidated Balance Sheet

	December 31, 2010	December 31, 2009
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$5,892,649	$4,324,446
Accounts Receivable (Net)	1,895,205	5,086,482
Prepaid Expenses	691,020	415,491
Deferred Tax Asset	800,000	806,750
Total Current Assets	9,278,874	10,633,169
Property and Equipment — At Cost:
Furniture, Fixtures and Equipment	956,269	624,266
Less: Accumulated Depreciation	(530,701)	(371,329)
Property and Equipment — Net	425,568	252,937
Other Assets:
Goodwill	1,039,114	—
Customer Lists/Relationships (Net)	167,241	—
Non-Competition Agreements (Net)	113,955	—
Capitalized Software	5,804,093	2,341,960
Deferred Tax Asset	2,467,500	1,660,750
Other Assets	217,015	110,151
Total Assets	$19,513,360	$14,998,967
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$273,910	$208,814
Accrued Expenses Payable	1,363,706	1,275,058
Deferred Charges	52,545	27,510
Note Payable	400,000	—
Taxes Payable	—	139,035
Unearned Revenue	2,175,683	1,750,303
Total Current Liabilities	4,265,844	3,400,720
Long-Term Liabilities:
Deferred Charges	43,788	96,333
Total Long-Term Liabilities	43,788	96,333
Stockholders’ Equity:
Common Stock	252,017	248,856
Paid-In Capital	30,450,122	29,703,254
Retained Earnings	(15,333,517)	(18,285,302)
Treasury Stock	(164,894)	(164,894)
Total Stockholders’ Equity	15,203,728	11,501,914
Total Liabilities and Stockholders’ Equity	$19,513,360	$14,998,967